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                                                                   EXHIBIT 10.17


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July 18, 1997


James Desrosier
610 Park View Drive, Apt. 104
Santa Clara, CA  95054

Dear Jim:

It's my pleasure to offer you the position of Executive Vice President, Corporate Marketing, reporting directly to me.

Your starting salary will be $175,000.00 per year, payable semi-monthly. In addition to your salary, you are also eligible to participate in Excite's Employee Bonus Plan. Under the terms of the Employee Bonus Plan you will be eligible for an annual 30% bonus of your then-current base salary based on individual, department and company goals. Additionally, management will recommend that the Compensation committee approve a four year stock option grant of 150,000 shares of Excite's Common Stock. The exercise price of the options would be fair market value, as determined by the Compensation Committee at the time of the grant. The options will be subject to vesting at a rate of one-fourth (1/4) on the first anniversary of employment and thereafter at a rate of one-forty eighths (1/48) each full succeeding month over a period of three years. However, the option granted by Excite is subject to the Compensation Committee's approval, it is not a promise of compensation, and is not intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Compensation Committee.

You will be eligible to participate in Excite's group medical, dental, vision, life insurance and 401(k) plan as offered to all full time employees. You will also be eligible to participate in the Employee Stock Purchase plan during the next enrollment period. If you accept this offer of employment, you will be given benefit plan documents which will describe more fully these and other benefits of your employment with Excite.

In addition to the above, the Company agrees to severance package of (i) three
(3) months of your then-current base salary (if you are employed by the Company for three (3) months or less prior to separation of employment) or six (6) months of your then-current base salary (if you are employed by the Company in excess of three (3) months prior to separation of employment); (ii) vesting of an additional six (6) months of stock options; and (iii) continuation of benefits for six (6) months, all subject to the following conditions: the separation is a mutually agreed separation or your employment ceases for reasons other than "cause" (defined as intentional disregard of management or Board directives or gross negligence in your duties), you and Excite execute a mutually-acceptable severance agreement and the severance package option is exercised on or before July 15, 1999.

If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite. This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment.



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Please indicate your acceptance of this offer by signing below. You should retain a copy of this offer letter for your records and return the original to Angel Burnette, Benefits and New Hire Coordinator on or before your first day of employment. This offer expires on July 18, 1997. Should you have any questions or concerns regarding the offer, please contact Jennifer Hedding at 415-569-2178.

Let me close by reaffirming our belief that the skills and background you bring to Excite will be instrumental to its future success. We look forward to you joining Excite.

Sincerely,

/s/ George Bell
George Bell
President and CEO

I accept the offer of employment with Excite:

Signed:  /s/ James Desrosier                                    Date: 18 July 97
         James Desrosier

Start Date: July 24, 1997